Exhibit 14.1

NETFIN HOLDCO CODE OF BUSINESS CONDUCT AND ETHICS

1. Introduction

This Code of Business Conduct and Ethics serves as a guide when faced with legal or ethical questions although is not all-inclusive as it is not expected that the Code will answer every possible question that may come up in the course of conducting business. You are expected to use your own reasonable judgment at all times to follow the high ethical standards to which Netfin Holdco is committed. If you are concerned about an ethical situation or are not sure whether specific conduct meets Netfin Holdco’s standards of conduct, you are responsible for seeking guidance as to any question that you feel is necessary to understand Netfin Holdco’s expectations of you, and to keep asking until guidance is obtained.

This Code applies to all directors, officers, employees and other colleagues of Netfin Holdco and its subsidiaries. In the case of non-employee directors, compliance with this Code is subject to provisions of Netfin Holdco’s organizational documents, which shall govern and prevail over this Code. Any waiver of any provision of this Code for executive officers or directors must be approved by the Board of Directors (the “Board”) or a committee of the Board and will be promptly disclosed if and as required by applicable securities law and/or stock exchange rules.

You should not be misguided by any sense of false loyalty to Netfin Holdco or a desire for profitability that might cause you to disobey any applicable law or Netifn Holdco policy. If you fail to comply (either in letter or spirit) with the Code it may be subject to disciplinary action, including termination of employment. The following are examples of conduct that may result in discipline:

● Actions that violate any Netfin Holdco policy;

● Requesting others to violate any Netfin Holdco policy;

● Failure to promptly disclose a known or suspected violation of any Netifn Holdco policy;

● Failure to cooperate in Netfin Holdco investigations of possible violations of any Netfin Holdco policy;

● Retaliation against other members of the Netfin Holdco team for reporting a good faith integrity concern; and

● Failure to demonstrate the leadership and diligence needed to ensure compliance with Netfin Holdco policies and applicable law.

It is important to understand that a violation of this Code and certain Netfin Holdco policies may subject Netfin Holdco and you to civil liability and damages, regulatory sanction and/or criminal prosecution.

This Code covers the following topics:

● Compliance with Netfin Holdco Policies (Insider Trading, Anti-Bribery & Corruption, Anti-Money Laundering & Sanctions and Competition Law);

● Conflicts of Interest;

● Improper Personal Gains;

● Confidential Information;

● Fair Dealing;

● Protection and Proper Use of Netfin Holdco Assets;

● Compliance with Laws, Rules and Regulations;

● Accuracy of Records; and

● Whistle-blowing - Reporting Any Illegal or Unethical Behavior.

2. Compliance with Netfin Holdco Policies (Insider Trading, Anti-Bribery & Corruption, Anti-Money Laundering & Sanctions and Competition Law)

A key element of ensuring that we conduct ourselves legally and ethically at all times, is to comply with all Netfin Holdco policies, in particular the following:

Insider Trading Policy

Trading securities (i.e. shares, stock options or debt securities) while aware of material non-public information (known as Inside Information) is illegal. It is also important when trading Netfin Holdco securities that all shareholders have access to the same information. Otherwise, shareholders with Inside Information could potentially make larger profits than a typical shareholder could make, which would be unfair to those shareholders who do not have access to such information and a violation of law.

In particular, this means that you can’t buy or sell Netfin Holdco securities when you have access to Inside Information. In addition, some of us are not permitted to buy or sell Netfin Holdco securities during certain periods throughout the year (known as Closed Periods) close to when we release our financial results. It is vitally important that you respect these rules; otherwise, there could be penalties for you and/or Netfin Holdco.

For further information, please see the Netfin Holdco Insider Trading Policy on our website.

Anti-Bribery & Corruption Policy

Bribery and corruption means giving or receiving something you are not entitled to. It can be many different things. It can be money, gifts, perks or favors. It can be entering into secret deals, it can be abusing a position of power. Put simply, it is doing something for the wrong reasons. Being involved in bribery and corruption is not how we do business and is illegal.

Netfin Holdco complies with the anti-corruption laws of the countries in which it does business, including the U.S. Foreign Corrupt Practices Act. To the extent prohibited by applicable law, directors, officers and employees will not directly or indirectly give anything of value to government officials, including employees of state-owned enterprises or foreign political candidates. These requirements apply both to Netfin Holdco employees and agents, such as third party sales representatives, no matter where they are doing business. If you are authorized to engage agents, you are responsible for ensuring they are reputable and for obtaining a written agreement to uphold the Company’s standards in this area.

For further information, please see the Netfin Holdco Anti-Bribery and Corruption Policy on our website.

Anti-Money Laundering & Sanctions Policy

We need to be careful about who we do business with. This is for two reasons. First, some people may be trying to get us to help them commit crimes or to hide the proceeds of criminal activity. And second, in some cases we simply are not allowed to deal with certain people and companies or operate in certain countries because of international sanctions.

For further information, please see the Netfin Holdco Anti-Money Laundering & Sanctions Policy on our website.

Competition Law Policy

Competition law prohibits collusion between competitors – price fixing, bid rigging, information exchange, market sharing. In addition, competition regimes worldwide impose additional restrictions on companies which hold a ‘dominant’ market position – predatory pricing, loyalty discounts, exclusive dealings. Our relative market size increases the risk of interest from competition authorities and it is therefore important that Netfin Holdco continues to make competition compliance one of our top priorities.

For further information, please see the Netfin Holdco Competition Law Policy on our website.

3. Conflicts of Interest

It is Netfin Holdco’s policy that you avoid any conflict between your personal interests and those of Netfin Holdco. The purpose of this policy is to ensure that Netfin Holdco’s honesty and integrity, and therefore its reputation, are not compromised. The fundamental principle guiding this policy is that you should not have, or appear to have, personal interests or relationships that actually or potentially conflict with the best interests of Netfin Holdco. A “conflict of interest” occurs when an individual’s private interests interfere in any way, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Netfin Holdco work objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in Netfin Holdco.

Exceptions to this policy may only be made after review and approval of specific or general categories by (i) agreement of at least two members of senior management (in the case of employees) or (ii) the Board or a committee thereof (in the case of executive officers or directors). Conflicts of interest may not always be clear cut, so if you have a question, you should consult with your supervisors, managers, or other appropriate personnel and, where appropriate, the Corporate Secretary.

It is not possible to give an exhaustive list of situations that might involve violations of this policy. However, the situations that would constitute a conflict in most cases include but are not limited to:

● Holding an interest in or accepting free or discounted goods from any organization that does, or is seeking to do, business with Netfin Holdco, if you are in a position to directly or indirectly influence either Netfin Holdco’s decision to do business, or the terms upon which business could be done with such organization;

● Profiting personally, e.g., through commissions, loans, expense reimbursements or other payments, from any organization seeking to do business with Netfin Holdco;

● Engaging in any business competing with Netfin Holdco;

● Holding any material interest in a competitor to Netfin Holdco;

● Being employed by (including as a consultant) or seeking to do personal business with a competitor to Netfin Holdco; or

● Taking part in a Netfin Holdco business decision that involves Netfin Holdco with which such person or such person’s family members have a personal affiliation or a Netfin Holdco decision that involves hiring or supervising a family member.

A conflict of interest would also exist when a member of an employee’s immediate family is involved in situations such as those above.

If you become aware of a conflict or potential conflict involving an employee you should promptly bring it to the attention of a supervisor or manager. Any supervisor or manager who receives a report of a conflict or potential conflict must report it immediately to the Netfin Holdco Corporate Secretary. An actual or potential conflict of interest involving a member of senior management should be disclosed directly to Netfin Holdco’s Corporate Secretary who will disclose such conflict of interest to the Board, and actual or potential conflicts of interest involving an executive officer or director should be disclosed directly to the Board. Alternatively, you may utilize the notification procedures described in the Whistleblowing Policy.

5. Confidential Information

In the course of your work at Netfin Holdco, you may obtain or have access to non-public information that might be of use to competitors, or harmful to Netfin Holdco or the other source of such information, if disclosed. Such information may have been or may be provided in written or electronic form or orally. All such information, from whatever source obtained and regardless of Netfin Holdco’s connection to the information, is referred to as “Confidential Information.”

Netfin Holdco is strongly committed to protecting Confidential Information, whether generated within Netfin Holdco or obtained from some other source. Netfin Holdco is also strongly committed to avoiding the misuse, or the appearance of misuse, of such information, whether in connection with the trading of securities or otherwise.

You must maintain the confidentiality of Confidential Information, except when disclosure is either expressly authorized by Netfin Holdco or required by law.

Notwithstanding the above, and notwithstanding any other confidentiality or non-disclosure agreement (including as part of an employment agreement) applicable to you, this Code does not restrict you from communicating, cooperating or filing a complaint with any governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that (i) in each case such communications and disclosures are consistent with applicable law and (ii) the information subject to such disclosure was not obtained by you through a communication that was subject to the attorney-client privilege, unless such disclosure of that information would otherwise be permitted by an attorney under applicable attorney conduct rules, or otherwise. Any agreement in conflict with this paragraph is hereby deemed amended by Netfin Holdco to be consistent with this paragraph.

6. Fair Dealing

We seek to outperform our competitors fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies, is prohibited. We should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Netfin Holdco employee, officer, director, family member or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with your supervisor or the Corporate Secretary any gifts or proposed gifts which you are not certain are appropriate.

7. Protection and Proper Use of Netfin Holdco Assets

Theft, carelessness and waste have a direct impact on Netfin Holdco’s profitability. You have a duty to safeguard Netfin Holdco assets and ensure their efficient use. Netfin Holdco assets should be used only for legitimate business purposes and you should take measures to ensure against their theft, damage, or misuse.

Netfin Holdco assets include tangible property, intellectual property such as patents, trademarks, copyrights, trade secrets, business , marketing, service plans and proprietary information such as research and development information, new products, salary information and any unpublished financial data, databases, records and reports, as well as information relating to mergers and acquisitions, joint ventures, stock splits and divestitures and other potential transactions . Unauthorized use or distribution of this information is a violation of this Code.

If you have access to proprietary and confidential information, you are obligated to safeguard it from unauthorized access in accordance with Netfin Holdco’s policy on Confidential Information described above.

8. Compliance with Laws, Rules and Regulations

Obeying the law is one of the foundations on which Netfin Holdco’s ethical standards are built. In conducting the business of Netfin Holdco, you must respect and obey the laws of the jurisdictions in which we operate. Violation of domestic or foreign laws and regulations may subject an individual, as well as Netfin Holdco, to civil and/or criminal penalties. Although you are not expected to know the details of these laws, it is important to know enough about the applicable laws to determine when to seek advice from Netfin Holdco’s legal team or other appropriate personnel. If a law conflicts with any Netfin Holdco policy or this Code, you must comply with the law.

Employees are strongly encouraged, and indeed have an obligation to, raise concerns promptly when they are uncertain as to the proper legal course of action or they suspect that some action may violate the law. The earlier a potential problem is detected and corrected the better off Netfin Holdco will be in protecting against harm to Netfin Holdco’s business and reputation.

9. Accuracy of Records

It is Netfin Holdco’s policy to make full, fair, accurate, timely and understandable disclosures in compliance with applicable laws and regulations in all reports and documents that Netfin Holdco files with, or submits to, the U.S. Securities and Exchange Commission, and in all other public communications made by Netfin Holdco.

The integrity, reliability and accuracy in all material respects of Netfin Holdco’s books, records and financial statements are fundamental to Netfin Holdco’s continued and future business success. In addition, as Netfin Holdco’s stock is publicly-traded, Netfin Holdco is subject to a number of laws and regulations that govern our business records, including U.S. securities laws. Netfin Holdco must record its financial activities in compliance with all applicable laws and accounting practices and provide current, complete and accurate information to any and all government agencies. You must not cause Netfin Holdco to enter into a transaction with the intent to document or record it in a deceptive or unlawful manner. In addition, you must not create any false or artificial documentation or book entry for any transaction entered into by Netfin Holdco. Similarly, the finance and accounting teams have the responsibility to accurately record all funds, assets and transactions on Netfin Holdco’s books and records. Netfin Holdco’s accounting records are relied upon to produce reports for the Company’s management, rating agencies, investors, creditors, governmental agencies and others. Our financial statements and the books and records on which they are based must accurately reflect all corporate transactions and conform to all legal and accounting requirements and our system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation. We do not permit intentional misclassification of transactions as to accounts, departments or accounting periods and, in particular:

● All Netfin Holdco accounting records, as well as reports produced from those records, must be kept and presented in accordance with the laws of each applicable jurisdiction;

● All records must fairly and accurately reflect the transactions or occurrences to which they relate;

● All Netfin Holdco records must fairly and accurately reflect in reasonable detail, as applicable, Netfin Holdco’s assets, liabilities, revenues and expenses;

● Netfin Holdco’s accounting records must not contain any intentionally false or misleading entries;

● Transactions must not be misclassified as to accounts, departments or accounting periods;

● All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period;

● All Netfin Holdco accounting records must comply with generally accepted accounting principles; and

● Netfin Holdco’s system of internal accounting controls, including compensation controls, must be followed at all times.

In addition, many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or your controller.

Business records and communications often become public and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail and internal memos as well as formal reports. Records should always be retained or destroyed according to any applicable Netifn Holdco record retention policies then in force. In accordance with those policies, in the event of actual or anticipated litigation or governmental investigation, please consult the Corporate Secretary.

10. Health and Safety

Netfin Holdco strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The illegal use of drugs in the workplace will not be tolerated.

11. Discrimination and Harassment

The diversity of Netfin Holdco’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. We comply with laws concerning discrimination and equal opportunity that specifically prohibit discrimination on the basis of certain differences. In particular, we must not use race, color, religion, gender, national origin or any other characteristic protected by law as a factor in hiring, firing or promotion decisions or when determining terms or conditions of employment, or in retaliating against an employee because he or she has made a complaint of discrimination in good faith, or is or has been a participant in a related investigation. Netfin Holdco’s employees are expected to treat others with respect in the workplace and not engage in any harassment, including making derogatory comments based on racial or ethnic characteristics or unwelcome sexual advances.

12. Whistleblowing - Reporting Any Illegal or Unethical Behavior

If you believe that actions have taken place, may be taking place or may be about to take place that violate or would violate this Code, the policies referenced in this Code or any applicable legal or regulatory requirements or that concern any accounting, internal accounting controls or auditing matters, you are expected to bring the matter to the attention of Netfin Holdco.

As stated in the Netfin Holdco Whistleblowing Policy, you may communicate any violations, suspected violations in writing to [___________]; or by sending an email to [__________]; or by calling any one of the three Netfin Holdco contacts listed below in Section 13. If however you wish discuss the matter with someone, you may contact your supervisor or any member of the Netfin Holdco legal team or other appropriate personnel.

Employees may report any violations or suspected violations of accounting or auditing matters, applicable laws and regulatory requirements or Netfin Holdco’s non-retaliation policies (as detailed below) openly, confidentially or anonymously. Unless necessary to conduct an adequate investigation or compelled by judicial or other legal process, Netfin Holdco will protect the identity of any person who reports potential misconduct and who asks that their identity remain confidential. Netfin Holdco will also use reasonable efforts to protect the identity of the person about or against whom an allegation is brought, unless and until it is determined that a violation has occurred. Any person involved in any investigation in any capacity of possible misconduct must not discuss or disclose any information to anyone outside of the investigation unless required by law or when seeking his or her own legal advice, and is expected to cooperate fully in any investigation.

Any other interested party may also report any concern covered by this Section 12 through the reporting channels described above. Any violations or suspected violations of this Code, the policies referenced herein or any other applicable legal or regulatory requirement or that concerns any accounting, internal accounting controls or auditing matters. Any such report must be accompanied by the name of the person submitting the report.

As stated in the Netfin Holdco Whistleblowing Policy, neither Netfin Holdco, nor any director, officer, employee, contractor, subcontractor or agent of Netfin Holdco will, directly or indirectly, discharge, demote, suspend, threaten, harass or in any manner discriminate or retaliate against any person who, in good faith, makes a report to or otherwise assists in investigating a good faith whistleblower report. In the event that you believe you are being subjected to unlawful detriment by any person within Netfin Holdco as a result of your decision to invoke the whistleblowing procedure you must inform the Corporate Secretary immediately and appropriate action will be taken to protect you from any retaliation. If it should become clear that this whistleblowing procedure has not been used in good faith, for example for malicious reasons or to pursue a personal grudge against another employee in Netfin Holdco, this will constitute misconduct and may result in serious consequences (including dismissal).

13. Who should I contact?

If you think there has been a breach of this Code of Business Conduct and Ethics, you must contact the Netfin Holdco Corporate Secretary or any of the individuals listed below as soon as you become aware. You may also contact them with any questions about this Code. There are three Netfin Holdco contacts you can get in touch with depending on where you work.

[_____]	[_____]	[_____]

14. Sanctions for Violations

Any alleged violation of this Code by an employee, officer or director will be reviewed by the Corporate Secretary, who will determine the appropriate action to take. Violations of this Code may result in, among other actions, suspension of work duties, diminution of responsibilities or demotion, and termination of employment. In the event of a violation of this Code by a director, the Board of Directors or its designee shall determine the appropriate actions to be taken.

15. Review; Amendments

At least once every three years the Board of Directors shall review the operation and adequacy of this Code. Any amendment to this Code must be submitted to the Audit Committee for unanimous approval.